Fidelity Investment Trust issued a new class of shares. Fidelity Diversified International Fund (Class F) commenced operations on June 26, 2009.

Fidelity Investment Trust issued a new class of shares. Fidelity Europe Fund (Class F) commenced operations on June 26, 2009.

Fidelity Investment Trust issued a new class of shares. Fidelity Japan Fund (Class F) commenced operations on June 26, 2009.

Fidelity Investment Trust issued a new class of shares. Fidelity Overseas Fund (Class F) commenced operations on June 26, 2009.

Fidelity Investment Trust issued a new class of shares. Fidelity Southeast Asia Fund (Class F) commenced operations on June 26, 2009.

Fidelity Investment Trust issued a new class of shares. Fidelity Series Emerging Markets Fund (Class F) commenced operations on June 26, 2009.